UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2019
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RETROPHIN, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive Suite 200, San Diego, CA 92130
(Address of Principal Executive Offices, including Zip Code)
(760) 260-8600
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On April 23, 2019, Retrophin, Inc. (the “Company”) entered into an Office Lease with an effective date of April 12, 2019 (the “Lease”) with Kilroy Realty, L.P. (the “Landlord”) for the lease of approximately 77,242 square feet of rentable area of the building located at 3611 Valley Centre Drive, San Diego, California 92130 (the “Premises”). The Company expects to use the Premises as its new principal corporate offices and plans to consolidate its corporate headquarters into the Premises from the current location of multiple suites in adjacent buildings at 3721 and 3661 Valley Centre Drive, San Diego, California 92130. Under the terms of the Lease, the Company will have the one time right of first offer on the suites it currently occupies and a general right of first offer to lease additional space from the Landlord in the development that the Premises are a part. The commencement date of the Lease is expected to be October 1, 2020. The initial term of the Lease is seven years and seven months (the “Initial Term”), and the Landlord has granted the Company an option to extend the term of the Lease by a period of five years. The aggregate base rent due over the Initial Term under the terms of the Lease is approximately $36.5 million.
The foregoing description of the Lease is qualified in its entirety by reference to the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: April 25, 2019	By:	/s/ Laura Clague
	Name:	Laura Clague
	Title:	Chief Financial Officer